FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

This First Amendment to the Investment Advisory Agreement (the “Amendment”) is effective as of January 1, 2020 and is made by and between Ultimus Managers Trust, an Ohio business trust (the “Trust”) and Sun Life Capital Management (U.S.) LLC, formerly Ryan Labs Asset Management Inc., a Delaware corporation (the “Adviser”) on behalf of each series of the Trust set forth on Schedule A to the Investment Advisory Agreement, dated March 31, 2015 between the Trust and the Adviser (the “Agreement”).

WHEREAS, as part of a rebranding and corporate restructuring effort by its parent company, Ryan Labs Asset Management Inc. was merged with and into its affiliate, Sun Life Capital Management (U.S.) LLC effective January 1, 2020;

WHEREAS, the Adviser has represented to the Trust that the merger did not result in an assignment under the Investment Company Act of 1940, as amended;

WHEREAS, as a result of the merger, the Adviser is now named Sun Life Capital Management (U.S.) LLC; and

WHEREAS, the Adviser and the Trust wish to amend the Agreement to reflect the Adviser’s new name.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Adviser and the Trust do hereby amend the Agreement to reflect the Adviser’s name as Sun Life Capital Management (U.S.) LLC

Except as hereby amended, the Agreement shall remain in full force and effect.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ULTIMUS MANAGERS TRUST, on behalf of the Fund(s) listed on Schedule A to the Investment Advisory Agreement		SUN LIFE CAPITAL MANAGEMENT (U.S.) LLC

By:	/s/ David R. Carson	By:	/s/ James S. Familetti
Name:	David R. Carson	Name:	James S. Familetti
Title:	President	Title:	CIO U.S. Total Returns

		By:	/s/ Thomas Keresztes
		Name:	Thomas Keresztes
		Title:	Managing Director